* Confidential treatment has been requested for certain portions of this exhibit.

                                  CONFIDENTIAL
                         INTERACTIVE SERVICES AGREEMENT
                         ------------------------------

         This Interactive Services Agreement (this "Agreement"), effective as of December 31, 1998 (the "Effective Date"), is made and entered into by and between America Online, Inc. ("AOL"), a Delaware corporation, with its principal offices at 22000 AOL Way, Dulles, Virginia 20166, and iVillage, Inc. ("Interactive Content Provider" or "ICP"), a Delaware corporation, with its principal offices at 170 Fifth Avenue, 4th Floor, New York, NY 10010 (each a "Party" and collectively the "Parties").

                                  INTRODUCTION
                                  ------------

         AOL and ICP each desires that ICP provide the ICP Sites through the AOL Network, subject to the terms and conditions set forth in this Agreement. Defined terms used but not defined in the body of the Agreement or in Exhibit C shall be as defined on Exhibit B attached hereto.

                                     TERMS
                                     -----

1.       DISTRIBUTION; PROGRAMMING
         -------------------------

         1.1 Anchor Tenancy. Beginning on the Launch Date (or upon the launch of the new version of the applicable screen or channel, as the case may be), ICP shall receive anchor tenant distribution within the AOL Service as follows:

                  (a) Within the Families channel (or any specific successor thereof), AOL shall continuously and prominently place an agreed-upon ICP logo or banner (an "Anchor Tenant Button") on each of (i) the Families channel main screen, (ii) the Parenting subscreen and (iii) the Babies subscreen, or any specific successor(s) of such screens, which Anchor Tenant Buttons shall each link to the "Parent Soup" Online Area.

                  (b) Within the Health channel (or any specific successor thereof), AOL shall continuously and prominently place an Anchor Tenant Button on each of (i) the Health channel main screen and (ii) the Illnesses and Treatments subscreen, or any specific successor(s) of such screens, which Anchor Tenant Buttons shall link to the "Better Health" Online Area.

                  (c) AOL shall continuously and prominently place an Anchor Tenant Button on the Women's subchannel main screen (or any specific successor thereof), which Anchor Tenant Button shall link to the "iVillage Women's Network" Online Area.

                  (d) Until March 31, 1999, AOL shall continuously and prominently place an Anchor Tenant Button on the Lifestyles channel main screen (or any specific successor thereof), which Anchor Tenant Button shall link to the "iVillage Women's Network" Online Area. Beginning on March 1, 1999, AOL shall have the option to remove the Anchor Tenant Button set forth in this Section 1.1(d), so long as all Anchor Tenant Buttons for any and all entities reasonably deemed by AOL to be competitive with the iVillage Women's Network are removed from the Lifestyles channel main screen, in which case the carriage payments and Impressions Guarantees shall be adjusted as set forth in Section 1.5.1.1 and

                  Section 1.6.1. ICP may request that AOL remove the Anchor Tenant Button set forth in this Section 1.1(d) on March 31, 1999 by providing AOL with written notice thereof no later than March 1, 1999, in which case the carriage payments and Impression Guarantees shall be adjusted as set forth in
                  Section 1.5.1.1 and Section 1.6.1.

                  (e) AOL shall provide ICP with the keywords specified on Exhibit A.2 hereto provided, however, that (i) AOL shall have the right to discontinue provision to ICP of any keywords that are not registered trademarks of ICP upon thirty (30) days notice and (ii) ICP may submit for AOL's approval (not to be unreasonably withheld) any other trademarks or trade names of ICP as potential additional keywords.

                  (f) list the ICP Sites in AOL's "Find" feature.

                  Except to the extent expressly described herein, the exact form, placement and nature of the Anchor Tenant Buttons shall be determined by AOL in its reasonable editorial discretion.

                  1.1.1 Discontinuation of ICP properties. If ICP discontinues provision of any property specified in
                           Section 1.1, ICP shall continue to be obligated to pay AOL the full carriage fee specified in Section 1.5, provided that ICP and AOL shall negotiate in good faith for a "make-good" provision to ICP for the discontinued property, which may include carriage for another ICP property or provision to ICP of remnant AOL advertising inventory. Any such "make-good" provision shall occur during the Term of this Agreement.

         1.2 ICP Sites. ICP shall work diligently to develop and implement the ICP Sites, consisting of, at a minimum, the specific Content described on Exhibit A attached hereto. ICP shall develop the design of the Online Areas in consultation with AOL and in accordance with any standard design and content publishing guidelines provided to ICP by AOL (including, without limitation, any HTML publishing guidelines). ICP shall not authorize or permit any third party to distribute the Licensed Content or any other Content of ICP through the AOL Network absent AOL's prior written approval which shall not be unreasonably withheld. The inclusion of any additional Content in the ICP Sites (including, without limitation, any features, functionality or technology) not expressly described on Exhibit A shall be subject to AOL's prior written approval, which shall not be unreasonably withheld or delayed.

         1.3 License. ICP hereby grants AOL a worldwide license to use, market, license, store, distribute, display, communicate, perform, transmit and promote the ICP Sites and the Licensed Content (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate, including without limitation the right to integrate Content from the ICP Sites or another Linked Interactive Site by linking to specific areas on the ICP Sites, provided that the link to any such Content on the AOL Network shall conform with the specifications set forth on Exhibit D. Without limiting the generality of the foregoing, to the extent AOL wishes to distribute the Licensed Content through an online or Internet product or service separate and distinct from the U.S. version of the America

                  Online branded service (each an '"Additional AOL Product"):
                  (i) AOL shall provide ICP with prior written notice of the Additional AOL Product through which the Licensed Content will be made available; and (ii) any changes in the form or presentation of the Licensed Content within the Additional AOL Product shall be subject to ICP's approval, which shall not be unreasonably withheld or delayed. AOL shall not be required to pay any additional fees or other form of compensation in connection with distribution of the Licensed Content through any such Additional AOL Product.

         1.4 Links on Sites. The Parties will work together on mutually acceptable links (including links back to AOL) within the ICP Sites in order to create a robust and engaging AOL member experience. ICP shall take reasonable efforts to insure that AOL traffic is generally either kept within the ICP Sites or channeled back into the AOL Network. Except for links to a commerce area as specified in the Commerce Agreement and except as set forth on Exhibit B hereto, subject to the last sentence of this Section, ICP shall not be permitted to establish any "pointers" or links between the ICP Sites and any other area on or outside of the AOL Network, including, without limitation, other ICP Sites or sites on the World Wide Web portion of the Internet ("Linked Sites"), without the prior written approval of AOL, which approval shall not be unreasonably withheld and may be conditioned upon, among other things, payment of certain linking fees and commitments providing for promotion of the ICP Sites and AOL through the Linked Site in question. In addition, AOL may restrict its approval (at any time) to specific portions of Content or functionality within a Linked Site (based on AOL's programming objectives related to the ICP Sites). In such case, establishment of the link from the ICP Site to the Linked Site will be subject to mutual agreement of the Parties regarding the means by which access will be restricted to the approved portions of the Linked Site. Notwithstanding the foregoing, ICP may establish links from an ICP Site to another ICP Site provided that such links are editorial, content-specific links, to relevant areas of the ICP Sites. In general, such links shall be temporary (i.e., generally no more than 7 days continuous duration, and in any event, for no more than 30 days continuous duration and no more than 7 days cumulatively (including partial duration days) in any 12-month period).

                  1.4.1 Management. AOL shall have no obligations of any kind with respect to the ICP Sites or any Linked Interactive Site. ICP shall be responsible for any hosting or communication costs associated with the ICP Sites and any Linked Interactive Sites (including, without limitation, the costs associated with (i) any agreed-upon direct connections between the AOL Network and an ICP Internet Site or a Linked Interactive Site or (ii) a mirrored version of an ICP Internet Site or a Linked Interactive Site). Any Linked Interactive Sites shall be subject to the license set forth in Section 1.3 above. ICP will permit AOL Members to access and use any ICP Interactive Site free of charge during the Term. AOL Members shall not be required to go through a registration process (or any similar process) in order to access and use the ICP Sites, provided that if ICP elects to have all users of ICP Internet Sites go through a registration and subscription process (or other similar process) in order to access and use the sites, then ICP shall be permitted to require AOL Members to go through the identical process, provided, further, that (a) AOL Members shall not be required to go through any such registration process from a Welcome Mat, and (b) in any event the ICP Internet Sites shall contain a material amount of Content that is available without AOL Members having to go through any such registration process.

         1.5      Carriage Fee.  ICP shall pay AOL during the Term as follows:

                  1.5.1 Cash Payments. ICP shall pay AOL Three Million Six Hundred Eighty Four Thousand Six Hundred Fifteen Dollars ($3,684,615) in equal quarterly installments beginning on the date this Agreement is executed and Four Million Eight Hundred Sixty Three Thousand Six Hundred Ninety Two Dollars ($4,863,692) in equal quarterly installments beginning on or before the date which is one (1) year from the Effective Date.

                           1.5.1.1 Lifestyles Anchor Tenancy. In the event that AOL or ICP elects to remove the Lifestyles channel Anchor Tenant Button, as set forth in Section 1.1(d), AOL will refund (or deduct from future carriage payments) a pro rata portion of the carriage payment associated with such Anchor Tenancy, based on a monthly carriage payment of $103,333 for the first year of the Term and a monthly carriage payment of $136,400 for the second year of the Term.

                  1.5.2 In-Kind Programming and Promotion. ICP shall provide AOL with the equivalent of $2,746,666 during the Term, made up of the in-kind commitments specified on Exhibit E attached hereto in the amounts and with the bona-fide values listed in such exhibit (the
                           "ICP In-kind Commitments"). Without limiting any other rights or remedies available to AOL, AOL's anchor tenant and impressions commitments specified in Sections 1.1 and 1.6 herein are and will be contingent upon provision by ICP of the ICP In-Kind Commitments in accordance with Exhibit E.

                  1.5.3 NBC Television Advertisements. ICP will make best efforts to obtain NBC's consent to provide AOL with the following advertising on NBC Television ("NBC TV") during the Term:

                           (a) ICP will provide AOL with One Million Dollars ($1,000,000), (based on the best available preferred rate card as provided in any ICP agreement with NBC or its affiliates), in prime time advertising spots on NBC TV for the broadcast of co-branded ICP/AOL advertisements (each an "NBC Ad" and collectively, the "NBC Ads"). In the event that ICP is unable to secure every NBC Ad during prime time, the mix of prime time/non-prime time NBC Ads shall be at least equivalent to the mix of prime time/non-prime time advertising spots provided to ICP by NBC. No less than Fifty Percent (50%) of the creative for each NBC Ad shall promote AOL.

                           (b) AOL, or its agents, shall produce at least one NBC Ad, subject to the following: AOL shall submit the NBC Ad for ICP's approval, which shall not be unreasonably withheld. If ICP does not approve the NBC Ad, AOL will make one round of revisions and resubmit the NBC Ad for ICP's approval, which shall not be unreasonably withheld. If ICP approves the NBC Ad, either on the first or second submission, AOL shall be responsible for any costs (excluding costs related to ICP's development of ICP content) incurred in the production thereof. In the event that ICP does not approve the second submission of the NBC Ad, or in the event that the Parties otherwise agree, ICP or its agents shall produce the NBC Ad and ICP shall obtain AOL's approval of the NBC Ad; provided that ICP shall be responsible for any and all costs incurred in the production thereof.

                           (c) In any instance when ICP promotes an ICP Interactive Site on NBC TV, ICP shall include an equally prominent reference to ICP's AOL Keyword.

                  1.5.4 Substitute NBC-Advertising. To the extent ICP is unable to obtain NBC's consent to the NBC Ads set forth in Section 1.5.3 above, then, at AOL's option:

                           (a) ICP will provide AOL with $2,000,000 in AOL-approved banner advertisements on ICP Interactive Sites, valued at ICP's preferred rate card price, which AOL may use to promote any AOL product; or

                           (b) ICP will purchase $1,000,000 of run of service advertisements on the AOL Network (which shall be in addition to the advertising package set forth in Section 1.7). The Parties shall work together to select the screens on which such run of service advertisements shall appear, subject to AOL's discretion and final approval.

         1.6 Impressions Guarantee. AOL shall provide ICP with at least 81,785,000 Impressions for the first year of the Term and 89,963,500 Impressions for the second year of the Term from ICP's presence on the AOL Network (collectively, the "Impressions Guarantee"). AOL shall use reasonable efforts to ensure that the Impressions Guarantee is delivered in relatively consistent amounts over the Term, measured on a quarterly basis, subject to seasonal, customary and other appropriate fluctuations. A minimum of 85% of the Impressions Guarantee shall be generated from the presence of ICP on the screens set forth in Section 1.1, and the remaining Impressions, if any, may be generated from ICP's presence on other appropriate screens on the AOL Network as AOL may determine in its discretion. For the purposes of this Agreement, ICP's presence on an AOL screen shall conform to the specifications set forth on Exhibit D (each, an "ICP Presence"), provided that only screens that contain a link to an ICP Site will count against the Impressions Guarantee. AOL will not be obligated to provide in excess of any of such Impression amounts in any year. In the event AOL provides an excess of any annual Impressions amounts in any year, the Impressions amount for the subsequent year will be reduced by the amount of such excess. Any shortfall in Impressions at the end of a year will not be deemed a breach of this Agreement by AOL; instead such shortfall will be added to the Impressions target for the subsequent year. In the event that the Impressions Guarantee is not met (or will not, in AOL's reasonable judgment, be met) during the Term, at AOL's option either (a) the Term shall be extended for up to six (6) months without additional carriage fees payable by ICP until the Impressions Guarantee is met,
                  (b) AOL shall, from time to time, provide ICP with the remaining Impressions in the form of advertising space within the AOL Network of comparable value to the undelivered Impressions (as reasonably determined by AOL), or (c) some combination thereof.

                  1.6.1 Lifestyles Anchor Tenancy. In the event that AOL or ICP elects to remove the Lifestyles channel Anchor Tenant Button, as set forth in Section 1.1(d), the Impressions Guarantee will be reduced by a pro rata portion, based on a monthly Impressions Guarantee of 2,583,333 for the first year of the Term and a monthly Impressions Guarantee of 2,841,667 for the second year of the Term.

          1.7 Other Advertising. The Parties shall work together in good faith to develop a mutually agreed upon advertising package (the "Advertising Package"). The Advertising Package shall be comprised of advertising placements within the AOL Network valued at (i) no less than $400,000 during the first year of the Term and (ii) no less than $400,000 during the second year of the Term. The Parties shall work together to make the Women's subchannel the primary component of the Advertising Package. The remaining advertising placements in the Advertising Package shall be mutually agreed upon by the Parties. All advertising placements in the Advertising Package shall be subject to AOL's then-standard advertising policies and exclusivity commitments to third parties and the terms and conditions of AOL's standard advertising insertion order.

2.       ADVERTISING AND TRANSACTIONS
         ----------------------------

         2.1 Advertising Sales. AOL owns all right, title and Interest in and to the advertising and promotional spaces within the AOL Network (including, without limitation, advertising and promotional spaces on any AOL forms or pages which are included within, preceding, framing or otherwise associated with the ICP Sites). The specific advertising inventory within any AOL forms or pages shall be as reasonably determined by AOL. With respect to the Online Areas (including the Welcome Mats), AOL hereby grants ICP the sole right, subject to the terms of his Agreement, to license or sell promotions, advertisements, links, pointers or similar services or rights in or through the Online Areas ("Online Advertisements"), subject to (i) AOL's approval for each Online Advertisement (such approval not to be unreasonably delayed) and (ii) the Advertising Minimum. In addition, with respect to promotions, advertisements, links, pointers or similar services or rights in or through the Welcome Mats (not including screens linked from the Welcome Mats) "Welcome Mat Advertisements" and, collectively with Online Advertisements, "AOL Advertisements"), which pursuant to the preceding sentence ICP has the sole right to license or sell, ICP shall pay AOL fifteen percent (15%) of the Advertising Revenue generated from such Welcome Mat Advertisements. If and when AOL makes its ad server technology generally available to third parties, AOL shall make such technology available for use by

                  ICP with respect to the AOL Advertisements on AOL's then-standards terms and conditions.

         2.2      Advertising Policies.

                  2.2.1 AOL Advertisements. Any AOL Advertisements sold by ICP or its agents shall be subject to AOL's then-standard advertising policies, including, without limitation, restrictions on the promotion of any entity reasonably construed to be in competition with AOL..

                  2.2.2 Linked Interactive Site Advertisements. ICP shall ensure that AOL Members linking to any Linked ICP Interactive Site from the AOL Network do not encounter advertisements, promotions or links on or through the Online Sites, the Welcome Mats or via any Linked ICP Interactive Sites, (a) for any entity, (excluding ICP), reasonably construed to be in competition with AOL or any AOL "component" products and services, (e.g. AOL NetFind or other search/directory services, AOL NetMail or free/discount E-mail, yellow pages, white pages, "My AOL" type personalized information, classifieds, and other products and services as AOL may designate from time to time during the Term) (collectively, the "Component Products and Services"), (b) for AT&T (including any affiliates thereof), or any AT&T or affiliate products or services, (c) in violation of AOL's exclusivity or premier commitments to third parties, or (d) in violation of any other of AOL's then-standard advertising policies. In the event that AOL notifies ICP in writing that any advertising or promotional Content associated with any Linked ICP Interactive Site (a "Linked ICP Interactive Site Advertisement") is in violation of AOL's then-standard advertising policies, then ICP shall take commercially reasonable steps to block access by AOL Members to such advertising using ICP's then-available ad server or other technology. In the event that ICP cannot, through Its commercially reasonable efforts, block access by AOL Members to the advertising in question, then ICP shall provide AOL prompt written notice of such fact. AOL may then, at its option, either (i) restrict access from the AOL Network to the advertising in question using technology available to AOL or (ii) terminate the link from the AOL Network to the Linked ICP Interactive Site until such time as the advertising in question is no longer displayed. ICP will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

         2.3 Advertising Compliance. ICP shall take all reasonable steps necessary to ensure that any AOL Advertisement sold by ICP complies with all applicable federal, state and local laws and regulations.

         2.4 Advertising Registration Form. In connection with the sale by ICP of any AOL Advertisement, ICP shall, in each instance, provide AOL with a completed standard AOL Advertising Registration Form relating to such AOL Advertisement.

         2.5 Advertising Packages. To the extent ICP sells a Welcome Mat Advertisement as part of an advertising package including multiple placement locations (e.g., both Welcome Mat and another area or site), ICP shall allocate the payment for such advertising package between or among such locations in an equitable fashion, subject to the Advertising Minimum. When selling advertising associated with the ICP Sites, ICP shall use commercially reasonable efforts to sell related advertising within the Welcome Mats. To the extent an advertisement is delivered through a dynamic mechanism primarily linked to particular AOL Members viewing such advertisement (rather than a defined space within the Welcome
                  Mats), the amount of revenue from the advertisement allocable to Advertising Revenue shall be determined based on the number of impressions to the advertisement generated by AOL Members while viewing Content within the Welcome Mat relative to the total impressions to the advertisement during the given period (or such other formula as AOL may reasonably implement given the then-existing advertising models).

         2.6 Interactive Commerce. All merchandising on the ICP Sites shall be subject to (i) the terms of the Shopping Channel Promotional Agreement between AOL and ICP dated as of January 1, 1998 (the "Commerce Agreement"), (ii) the requirements posted at keyword "Marketplace Policy" on the America Online(R) brand service (or such other keyword as AOL may designate during the Term), (iii) approval by AOL of all Products to be offered, which approval shall not be unreasonably withheld, and (iv) the then-current requirements of AOL's merchant certification program. Upon the expiration of the Commerce Agreement, all merchandising on the ICP Sites shall be subject to AOL's prior written approval. Prior to entering into negotiations with any third party regarding merchandising or commerce arrangements through the ICP Sites, ICP shall give AOL written notice of such desire and, upon request by AOL made within ten (10) business days after receipt of such notice from ICP, negotiate in good faith with AOL or its commerce or marketing partner in the applicable product/service category regarding a merchandising or commerce arrangement.

3.       PROMOTION
         ---------

         3.1 Cooperation. Each Party shall cooperate with and reasonably assist the other Party in supplying Content for marketing and promotional activities which relate to the ICP Sites.

         3.2 Interactive Site. ICP shall include the following promotions within each ICP Interactive Site, including, without limitation, ICP's Interactive Site on the At&T WorldNet Service, during the Term: a continuous promotional banner for AOL appearing "above the fold" on the first screen of the ICP Interactive Site which shall be as prominent as the banner (or any other form of promotion) for AT&T WorldNet and more prominent than the banner (or any other form of promotion) for any other Interactive Service, through which AOL may promote any AOL product. AOL shall have a "right of first refusal" with respect to ICP's promotion of any products or services reasonably deemed to be competitive with AOL's Component Products and Services (as set forth in Section 2.2.2). The "right of first refusal" means that AOL shall have the right to purchase promotional space on an ICP Interactive Site to promote AOL's Component Products and Services, upon ICP's decision to offer such promotional space, at the same terms offered by ICP to a third party.

         3.3      Other Media. In addition to the specific terms set forth in
                  Section 1.5.3 herein, ICP shall prominently and regularly promote AOL and the ICP Sites availability through the AOL Service in publications, television and radio programs, features or other forms of media over which ICP exercises substantial editorial control. Except as required by the terms of ICP's agreement with the National Broadcasting Company, Inc. ("NBC") as set forth in the letter dated November 11, 1998 from NBC to ICP, ICP shall not promote any other Interactive Service, including without limitation the AT&T Worldnet Service, in any forms of "offline" media through which ICP purchases promotional space (either through cash, stock, barter or by providing any other "in-kind" value) or in publications, television and radio programs, features or other forms of media over which ICP exercises complete or substantial editorial control. ICP shall not enter into any agreement, written or oral, that will in any way serve to intentionally undermine the provisions of this, or any other, paragraph of the Agreement.

         3.4 Keyword Mentions. In any instances when ICP makes promotional reference to an ICP Interactive Site in publications, television, radio, the Internet, and any other forms of media, and exercises at least partial editorial control, including any listings of the applicable "URL(s)" for such web site(s) (each a "Web Reference"), ICP shall include a listing of the applicable AOL "keyword" of comparable prominence to the Web Reference.

         3.5 Preferred Access Provider. In any "offline" Web Reference, ICP shall promote AOL as the preferred access provider through which a user can access ICP's Content (and ICP shall not implement or authorize any other promotions on behalf of any third parties which are inconsistent with the foregoing). Notwithstanding the foregoing, AOL acknowledges that, due to contractual commitments set forth in the Promotion, Distribution & License Agreement between ICP and AT&T (the AT&T Agreement"), ICP may be required to promote the AT&T Worldnet Service, on an ICP Interactive Site. In such cases, AOL shall be promoted as prominently as AT&T.

                  3.5.1. Upon the expiration or termination of the AT&T Agreement, AOL shall have the non-exclusive right of first negotiation to enter into a similar promotion/distribution agreement with ICP.

         3.6 Direct Marketing. The Parties shall execute any commercially reasonable New Member acquisition programs, and ICP shall earn a bounty of Ten Dollars ($10) for each New Member.

         3.7 Member Benefits. ICP will generally promote through the ICP Sites any special or promotional offers made available by or on behalf of ICP through any ICP Interactive Site or any other distribution channel. In addition, ICP shall promote through the ICP Sites on a regular and consistent basis special offers exclusively available to AOL Members ("AOL Exclusive Offers"). ICP shall, at all times, feature at least one AOL Exclusive Offer for AOL Members (except as otherwise mutually agreed upon by the Parties). The AOL Exclusive Offer made available by ICP shall provide a substantial member benefit to AOL Members, either by virtue of a meaningful price discount, product enhancement, unique service benefit or other special feature. The Parties shall meet from time to time during the Term, (e.g. quarterly) to agree upon any such AOL Exclusive Offers. In any event, ICP will provide AOL with reasonable prior notice of AOL Exclusive Offers and other special offers so that AOL can, in its editorial discretion, market the availability of such offers.

4.       PAYMENTS AND REPORTING
         ----------------------

         4.1      Payment Schedule. Except as otherwise specified in Section
                  1.5 and 6.4, each Party agrees to pay the other Party all amounts received and owed to such other Party as described herein on a quarterly basis within thirty (30) days of the end of the quarter in which such amounts were collected by such Party. The first quarter for which payment is to be made shall (i) begin on the first day of the month following the month of execution of this Agreement and (ii) include the portion of the month of execution following the Effective Date (unless the Agreement was executed on the first day of a month, in which case the quarter shall be deemed to begin on the first day of such month). All payments by ICP hereunder shall be paid in immediately available, non-refundable U.S. funds wired to the "America Online" account or such other account of which AOL shall give ICP written notice.

         4.2 Reporting. On no less than a monthly basis, each Party shall supply or make available to the other Party reports containing the following information:

                  4.2.1 Advertising and Transactions. ICP shall provide detailed information to AOL regarding AOL Advertisements. In reporting any advertisement or promotion, ICP shall indicate the name of the advertiser, the term of the advertising arrangement and the amounts paid (or to be paid) to ICP or its agent(s).

                  4.2.2 Usage Data. AOL shall make available to ICP a monthly report specifying usage information for each of the Online Areas for the prior month in the format which is generally made available to similarly situated interactive content providers. In addition, to the extent AOL is caching the ICP Sites, AOL shall supply ICP with monthly reports for each ICP Site reflecting aggregate impressions by AOL Members to the cached version of the ICP Sites during the prior month. ICP will supply AOL with monthly reports, for each ICP Site, which reflect total impressions by AOL Members to Welcome Mats during the prior month and any transactions involving AOL Members at the ICP Sites during the period in question. ICP shall also provide AOL with "click-through" data with respect to the promotions specified in Section 3.

                  4.2.3 Promotional Commitments. ICP shall provide to AOL a monthly report documenting its compliance with any promotional commitments it has undertaken pursuant to Section 3 in the form attached as Exhibit E hereto.

5.       CUSTOMIZED LINKED INTERACTIVE SITE
         ----------------------------------

         5.1 Performance. ICP shall optimize the ICP Sites for distribution hereunder according to AOL specifications and guidelines, including, if applicable, the Operating Standards set forth on Exhibit G attached hereto. ICP shall allow appropriate AOL personnel to have access to the ICP Sites for the purpose of reviewing such site to determine compliance with the provisions of this Section 5 and Exhibit G.

         5.2 Customization. ICP shall customize the ICP Sites for AOL Members as follows:

                  (a) upon AOL's request, create a customized, co-branded home page "welcome mat" for the AOL audience for each area on the ICP Sites linked to from the AOL Network on a continuous basis (each a "Welcome Mat"), which Welcome Mat(s) shall be subject to AOL approval;

                  (b) ensure that AOL Members linking to the ICP Sites do not receive advertisements, promotions or links for any entity, product, or service reasonably construed to be in competition with AOL's products or services, or otherwise in violation of AOL's then-standard advertising policies or exclusivity or premiere commitments to third parties; and

                  (c) provide continuous navigational ability for AOL Members to return to an agreed-upon point on the AOL service (for which AOL shall supply the proper address) from the ICP Sites (e.g., the point on the AOL service from which the ICP Sites are linked), which, at AOL's option, may be satisfied through the use of a hybrid browser format.

6.       TERM AND TERMINATION.
         ---------------------

         6.1. Term. Unless earlier terminated as set forth herein, the initial Term of this Agreement shall commence on the Effective Date and expire two (2) years from the Effective Date ("Initial Term").

                  6.1.1 One Year Extension by AOL. AOL may extend the Agreement for an additional year from December 31, 2000, upon AOL's then-standard terms and conditions generally applicable to anchor tenants (but in no event less favorable to ICP than the terms and conditions provided for herein) and with payments by ICP to AOL of $6,237,025 (or $4,600,225 if the
                           Lifestyles channel Anchor Tenant Button is removed pursuant to 1.1(d)) (the "Renewal Carriage Fee") by providing ICP with written notice thereof no later than sixty (60) days prior to the expiration of the Initial Term (the "Put Notice"), provided, however, that if the most recent price offered to and accepted by AOL as valid for the placements specified herein (e.g., for continuous and prominent logos or banners as specified in Section 1.1) is seventy-five percent (75%) of the Renewal Carriage Fee or less (a "Renewal Offer"), then AOL may only extend this Agreement for an additional year by a Put Notice specifying to ICP the Renewal Offer as the applicable carriage fee. The Renewal Carriage Fee (or Renewal Offer as the applicable carriage fee, as the case may be) shall be made up of a combination of cash and in-kind commitments, subject to the following: (i) the proportion of cash to in-kind commitments shall be determined by ICP, provided that no less than (a) $4,863,692 of the Renewal Carriage Fee or 78% of the Renewal Offer (as the case may be) or (b) if the Lifestyles channel Anchor Tenant Button is removed pursuant to 1.1(d), $3,226,892 of the Renewal Carriage Fee or 70% of the Renewal Offer (as the case may be) shall be in cash and payable in equal monthly installments in advance of each month beginning on December 31, 2000; and
                           (ii) the value placed by ICP on and schedule of the in-kind commitments shall be subject to AOL's prior written approval (not to be unreasonably withheld).

                  6.1.2 One Year Extension by ICP. If AOL does not deliver the Put Notice, ICP may, no later than forty five
                           (45) days prior to the expiration of the Initial Term, notify AOL in writing (the "Call Notice") that ICP desires to renew this Agreement for an additional year from December 31, 2000, on AOL's then-standard terms and conditions generally applicable to anchor tenants (but in no event less favorable to ICP than the terms and conditions provided for herein) and with payments by ICP to AOL of the "Market Rate" (as defined below). AOL shall then provide ICP written notice of the "Market Rate" for the additional year within thirty (30) days of AOL's receipt of the Call Notice (the "Market Rate Notice"). ICP shall have ten (10) days from receipt of the Market Rate Notice to either accept or decline the terms contained therein for the additional year, provided that ICP's failure to respond to the Market Rate Notice within such 10 day period shall be deemed to be an acceptance of the terms contained therein. If ICP accepts the terms contained in the Market Rate Notice for the additional year, then the Market Rate shall be payable by ICP to AOL in a combination of cash and in-kind commitments, subject to the following: (i) the proportion of cash to in-kind commitments shall be determined by ICP, provided that no less than 78% of the Market Rate (or 70% of such Market Rate if the Lifestyles channel Anchor Tenant Button is removed) shall be in cash and payable in equal monthly installments in advance of each month beginning on December 31, 2000; and (ii) the value placed by ICP on and schedule of the in-kind commitments shall be subject to AOL's prior written approval (not to be unreasonably withheld). If ICP declines the terms contained in the Market Rate Notice for the additional year, AOL shall not, for a period of one hundred twenty days (120) days thereafter, agree with any non-affiliated third party for continuous placement on the Screens (as specified in this Agreement) for a carriage fee that is materially less than the Market Rate. For the purposes hereof, "Market Rate" shall mean the rate, specified by AOL in its notice to ICP, reasonably determined by AOL for anchor tenant placement as specified herein for the screens specified in this Agreement, taking into account such reasonable considerations as AOL may determine in its discretion.

         6.2 Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof.

         6.3 Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         6.4 Effect of Agreement. The Parties agree that upon the execution of this Agreement by both Parties, that Interactive Services Agreement by and between AOL and ICP, effective as July 1, 1997 ("ICP Agreement") is terminated. The termination of the ICP Agreement is subject to the survival of those terms expressly identified for survival in the ICP Agreement and ICP's payment to AOL of all amounts owed by ICP to AOL as of the Effective Date of this Agreement pursuant to Section
                  1.5.1 thereof. ICP shall pay the foregoing outstanding amounts to AOL no later than sixty (60) days following the execution of this Agreement by both Parties. Except as otherwise provided herein, any and all obligations arising from, related to or in connection with that ICP Agreement are hereby extinguished.

         6.5 Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

 7. TERMS AND CONDITIONS. The legal terms and conditions set forth on Exhibit C attached hereto are hereby made a part of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                       iVILLAGE, INC.

By: /s/ Lynne Crawford                     By: /s/ Steve Elkes

Print Name: Lynne Crawford                 Print Name: Steve Elkes

Title: VP/CFO AOL Interactive Services     Title: VP Business/Legal Affairs

                                   EXHIBIT A
                                   ---------

A.1 Description of Content
    ----------------------

Description of the ICP Sites
----------------------------

Exclusive Content. ICP make available and promote through the ICP Sites on a regular and consistent basis special content exclusively available to AOL Members ("AOL Exclusive Content"), to be mutually agreed upon by the Parties. ICP shall, at all times, feature at least one AOL Exclusive Content area for AOL Members (except as otherwise mutually agreed upon by the Parties). The Parties shall meet from time to time during the Term, (e.g. quarterly) to develop any such AOL Exclusive Content. ICP shall provide AOL with any and all content developed for AT&T.

Description of the ICP Sites

iVillage:

iVillage is a "one-stop" destination for real women who want practical answers to life's questions - in a quick, safe, easy-to-use interface. iVillage is about utility, problem-solving and solutions. We provide the tools, expert advice, peer support and information for busy women faced with trade-offs every day, as they try and balance all the aspects of their lives.

iVillage has created a forum for women to talk with experts and with each other on subjects they are most passionate about, including careers, finance, fitness & beauty, food, health, parenting, and relationships. These conversations not only provide the tools to help them come up with solutions to real issues, but they actually help women create their own communities with each other. Each community addresses an aspect of women's lives today in an easy-to-use, friendly way. We provide access to experts - and peers - who can help women understand, solve, resolve or accept issues and challenges in their lives.

Parent Soup:

Parent Soup, the No. 1 destination for parents online, is the place to get answers and advice 24 hours a day, seven days a week. Features include a panel of parenting experts available to answer questions; a vibrant community of parents offering advice and support; interactive tools, such as the Parent Soup Baby Name Finder; month-by-month Pregnancy Circles and New Mother's Clubs; and games such as the Baby Name Scrambler.

Better Health:

The Better Health channel helps users make better health-care decisions by providing the best information, advice and support anywhere. The Health Library, a collection of over 1,000 articles, provides practical tips on how to deal with a variety of medical conditions and concerns. The channel also offers the latest medical news from Reuters Health; free access to Medline, a comprehensive database of all of the world's major medical journals; and the most informed and supportive health communities online.


A.2    iVillage Keywords
       -----------------

iVillagebetter health cancerBH Lung
Parent SoupBH CPBH Respiratory
PS FunBH Cerebral PalsyBH Breathe
Parent Soup ChatBH Cervical CancerBH Lyme
PS ExpertsBH ChildBH Menopause
PS ExpectingBH ParentBH Men
PS Baby & ToddlerBH DeafBH Man
PS School YearsBH HoHBH Psych
PS SchoolPEN DeafBH Mental Health
PS Teen YearsBH DepressionBH MS
PS Teens                BH Endocrine                    BH Multiple Sclerosis
PS La Leche LeagueBH Diabetes                     BH Muscles
PS SoftwareBetter Health Diabetes  BH Bones
PS MessagesBH Diet                 BH Joints
PS NewsBH Nutrition            BH Natural
Spooky SoupBH Digestive            BH Alt Health
BHDis                     BH Osteoporosis
HRSBH Disability           BH Osteo
Better HealthBH ENT                  BH PD
BetterhealthBH Endo                 BH Parkinsons
PENBH Fitness, BH Exercise BH Pregnancy
BH ExpertBH Eye                 BH Prostate Cancer
BH ExpertsBH Vision               BH Sex
BH AdviceBH FMS                  Better Sexual Health
BH ChatBH Fibromyalgia         BH Skin Cancer
BH HPNBH Headache             BH Skin Care
HPNBH Migrane              BH Skin
BH ProfessionalBH Love                 BH Hair
BH LibraryBH Relationship         BH Sleep
BH Medical LibraryBH Heart                BH SCI
BH BoardsBHH                     BH Spinal Cord
BH Message BoardsBetter Heart            Kick Butt
BH AddictionBetter Heart Health     BH Stroke
BH AIDSBetter Health Heart     BH Dental
BH HIVBH Heartburn            BH Teeth
BH AlcoholismBH GERD                 BH Thyroid
BH AllergyBH Hemo                 BH Ulcer
BH AllergiesBH Hepatitis            BH Weight Loss
BH SinusBH Hep                  BH Women
BH AlzheimersBH Hep C                BH Woman
BH ArthritisBH Herpes               BHConference
BH AsthmaBH High Blood Pressure  BH Live
BH ADDBH HPB                  BH Event
BH ADHDBH Cholesterol          BH Books
BH Back PainBH Impotence            BHBook
BH BloodBH Baby                 HRS bookstore
BH LymphBH Infant               Better Health Books
BH BrainBH Infectious           BH Pharmacists
BH NerveBH Repro                IMH
BH TBIBH Infertility          American Heart Association@Better Health
BH Breast CancerBH Hope                 AHA@BH
GlennaBH Kidney               HealthFocus
BH CancerBH Urinary              Medizine
Glenna's GardenBH LD
Glenna's

                                   EXHIBIT B
                                   ---------

DEFINITIONS. The following definitions shall apply to this Agreement:

Advertising Minimum. (i) Thirty dollars ($30) per thousand entries per month or
(ii) such different rate or fates as AOL may establish based upon market conditions and publish during the Term.

Advertising Revenues. Aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising) by ICP or its agents arising from the license or sale of Welcome Mat Advertisements. less applicable Advertising Sales Commissions; provided that in order to ensure that AOL receives fair value in connection with Welcome, Mat Advertisements, ICP shall be deemed to have received no less than the Advertising Minimum in instances when ICP makes an AOL Advertisement available to a third patty at a cost below the Advertising Minimum.

Advertising Sales Commission. Actual amounts paid as commission to third party agencies in connection with sale of the Welcome Mat Advertisement or (ii) 15%. in the event ICP has sold the Welcome Mat Advertisement directly and will riot be deducting any third party agency commissions.


Affiliate. Any agent, distributor or franchises of AOL, or an entity in which AOL holds at least a nineteen percent (19%) equity interest.

AOL Look and Feel. The distinctive and particular elements of graphics, design, organization, presentation, layout, user Interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) which are associated with Online Areas within the AOL Network and the total appearance and impression substantially formed by the combination. coordination and interaction of these elements.

AOL Member(s). Authorized users of the AOL Network, including any sub-accounts using the AOL Network under an authorized master account.

AOL Service. The narrow-band U.S. version of the America Online(R) brand service, specifically excluding (a) AOL.com or any other AOL Interactive Site,
(b) the international versions of an America Online service (e.g., AOL Japan),
(c) "ICQ," "AOL NetFind", "AOL Instant Messenger(Trade Mark)" 'Digital Cities(Trade Mark)". 'NetMail(Trade Mark)" or any similar independent product or service which may be offered by, through or with to U.S. version of the America Online(Registered) brand service, (d) any programming or content area offered by or through the U.S. version of the America Online brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (e) any yellow pages. white pages, classifieds or other search, directory or review services of Content offered by or through the U.S. version of the America Online(R) brand service, (f) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (g) any other version of an America Online service which is materially different from the narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content and services, including, without imitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL Network. (i) The AOL Service and (ii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates worldwide through which such party elects to offer the Licensed Content (which may include, without limitation, AOL-related Internet sites, "offline" information browsing products, international versions of the AOL brand service, and CompuServe). For the avoidance of doubt, without imitation, the AOL Network includes the AOL Australia Service, the AOL Canada Service, the AOL France Service, the AOL Germany Service, the AOL Japan Service and the AOL UK Service.

Confidential Information. Any information relating to or disclosed In the course of negotiating and Implementing the Agreement which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, the content of negotiations between the Parties. the material terms of this Agreement. Information about AOL Members, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans. projections and marketing data "Confidential Information" shall not Include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party or (e) required or reasonably advised to be disclosed by law.

Content. Text, images, video, audio (including, without Imitation, music used In time relation with text. Images, or video), and other data, products, services, advertisements, promotions. links, pointers, technology and software.

ICP Interactive Site. Any interactive site or area (other than the ICP Sites) which is managed, maintained or owned by ICP or its agents or to which ICP provides and/or licenses Content, Including, by way of example and without Imitation, (i) an ICP site on the World Wide Web portion of the Internet (including the ICP Internet Sites) or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

ICP Internet Sites. Collectively, (i) the Internet site and Content, currently located at URL:http://www.ivillage.com, which are managed, maintained or owned by ICP or its agents or to which ICP licenses Information, content or other materials and (H) the portions of the ICP Sites which are located on the world wide web portion of the Internet.

ICP Sites. The sites and Content specified on Exhibit A which are managed, maintained or owned by ICP or its agents. The ICP Sites shall consist of the Online Areas (including the Welcome Mats) and the ICP Internet Sites.

Impression. User exposure to (i) the page containing an ICP Presence or (i) a page of the ICP Internet Sites, as the context may require, as such exposure may be reasonably determined and measured by the reporting Party In accordance with its standard methodologies and protocols.

Interactive Service. An entity, offering one or more of the following: (i) online or Internet connectivity services (e.g., an Internet service provider);
(ii) a broad selection of aggregated third party Interactive content (or navigation thereto) (e.g., an online service or search and directory service),
(iii) communications software capable of serving as the principal means through which a user creates, sends and receives electronic mail or real time online messages.

Keyword(TM) Search Terms. The Keyword(TM) online search terms made available on the AOL Service for use by AOL Members, combining AOL's Keyword(TM) online search modifier with a term or phrase specifically related to ICP (and determined in accordance with the terms of this Agreement).

Launch Date. The earliest date upon which ICP's Anchor Tenant Button is displayed on any screen on which it is required under Section 1.1 to be displayed.

Licensed Content. All Content provided by ICP or its agents to AOL or its Affiliates for distribution through the, AOL Network In connection with the subject matter of this Agreement

Linked Interactive Site. Any site or area outside of the AOL Service which is linked to the Online Areas (through a "pointer" or similar link) In accordance with the terms and conditions of this Agreement. For the avoidance of doubt, the ICP Internet Site shall be deemed a Linked Interactive Site if the ICP Internet Site is linked to the Online Areas.

Linked ICP Interactive. Site. Any ICP Interactive Site which is also a Linked Interactive Site.

New Member. Any person or entity (a) who registers for the AOL Network using ICP's special promotion identifier and (b) who remains an AOL Member for two paid billing cycles.

Online Areas. The specific areas of (the ICP Sites that reside within the AOL Network (including the Welcome Mats), as described In Exhibit A, which shall be developed, managed or marketed by ICP pursuant to this Agreement including but not limited to the Licensed Content, message boards, chat and other AOL Member-supplied content areas contained therein (but excluding any Linked Interactive Sites other than sites which are exclusively available to AOL Members).

Products. Any product, good or service which ICP offers, sells or licenses to AOL Members through (i) the ICP Sites, (ii) any Linked ICP Interactive Site or
(iii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the ICP Sites requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products odd trough surcharged downloads (to the extent permitted hereunder).

Term. The period beginning on the Effective Date and ending upon the expiration or earlier termination of the Agreement.

                                   EXHIBIT C
                                   ---------

II. ICP SITES

AOL Terms of Service; Unspecified Content. AOL shall have the right to remove, or direct ICP to remove any Content from the ICP Sites or the Welcome Mat (or remove the link from, or otherwise block Content contained on. a Linked Interactive Site), which, as reasonably determined by AOL: (I) violates AOL's then-standard Terms of Service (as set forth on the America Online(TM) brand service), the Terms of this Agreement or any other standard, written AOL policy, (ii) violates the warranties made by ICP under the section below entitled 'Management", or (iii) is not specifically described on Exhibit A. To the extent ICP wishes to implement any rules of conduct or terms of service related to the ICP Sites which are separate from or supplementary to AOL's Terms of Service, ICP must obtain the prior written approval of the AOL Legal Department.

Management. ICP shall review, delete, edit, create, update and otherwise manage all Content available on or through the ICP Sites, any Linked ICP Interactive Site and the Welcome Mat, including but riot limited to the Licensed Content and message boards, in a timely and professional manner and in accordance with the terms of this Agreement, AOL's then-standard Terms of Service and any generally applicable guidelines and service standards for interactive content providers published by AOL. In managing the ICP Sites, ICP agrees to refrain from editing or altering any opinion expressed by an AOL Member within the ICP Sites, except in cases when ICP (i) has a good faith belief that the Content in question violates an applicable law, regulation, third party right or portion of AOL's Terms of Service or (ii) obtains AOL's prior approval. ICP shall ensure that the ICP Sites is reasonably current and well-organized, and shall employ all necessary procedures to insure the accuracy of the, Licensed Content. ICP warrants that the ICP Sites, the Licensed Content. the Welcome Mat and any Linked Interactive Sites (i) will conform to AOL's applicable Terms of Service; (ii) will not infringe on or violate any copyright, trademark, patent or any other third party right, including without limitation, any music performance or other music related rights; and (iii) will not contain any Content which violates any applicable law or regulation. AOL shall have no obligations with respect to the Content available on or through the ICP Sites, the Welcome Mat or any Linked Interactive Site, including, but not limited to, any duty to review or monitor any such Content

Changes to AOL Service. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOL Service and/or other portions of the AOL Network. If AOL eliminates or modifies the screen(s) specified in Section 1.1 in a manner that substantially modifies the nature of the placements for ICP described in Section 1.1 in a material adverse fashion, AOL will work with ICP in good faith to provide ICP with a comparable package of placements which are reasonably satisfactory to ICP.

Contests. ICP shall take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted Or promoted through the ICP Sites, a Linked Interactive Site or the Welcome Mat (a 'Contest") complies with all applicable federal, state and local laws and regulations. ICP shall provide AOL with (I) at least thirty (30) days prior written notice of any Contest and (ii) upon AOL's request an opinion from ICP's counsel confirming that the Contest complies with all applicable federal, state and local laws and regulations.

AOL Look and Feel. ICP acknowledges and agrees that AOL shall own all right, title and Interest In and to the AOL Look and Feel. In addition. AOL shall retain editorial control over the portions of the AOL pages and forms which frame the Licensed Content or any Linked Interactive Site (the -AOL Frames-). AOL may, at its discretion, incorporate navigational icons, links and pointers or other Content into such AOL Frames.

Operations. AOL shall be entitled to require reasonable changes to Licensed Content or any Linked Interactive Site to the extent such Licensed Content will, in AOL's good faith judgment adversely affect technical operations of the AOL Network.

Duty to Inform. ICP shall promptly inform AOL of any Information related to the Licensed Content which could reasonably lead to a claim, demand or liability of or against AOL and/or its Affiliates by any third party.

Response to Questions/Comments; Customer Service. ICP shall respond promptly and professionally to questions, comments, complaints and other reasonable requests regarding the Licensed Content by AOL Members or on request by AOL, and shall cooperate and assist AOL In promptly answering the same.

Classifieds. To the extent ICP desires to implement any classifieds listing features through the ICP Sites, ICP shall obtain AOL's prior written approval. Such approval may be conditioned upon, among other things, ICP's conformance with any then-applicable service-wide technical or other standards related to online classifieds.

Message Boards. Any Content submitted by ICP or its agents within message boards or any comparable vehicles will be subject to the license grant relating to submissions to "public areas" set forth in the Proprietary Rights section of the Terms of Service. ICP acknowledges that it has no rights or Interest in AOL Member submissions to message boards within the ICP Sites.

Statements Through AOL Network. ICP shall not make, publish, or otherwise communicate through the AOL Network any deleterious remarks concerning AOL or its Affiliates, directors. officers. employees, or agents (including, without limitation, AOL's business projects, business capabilities, performance of duties and services, or financial position) which remarks are based on the relationship established by this Agreement or information exchanged hereunder. This section is not intended to limit good faith editorial statements made by ICP based upon publicly available Information, or information developed by ICP independent of its relationship with AOL and its employees and agents.

Accounts. ICP shall be granted a number of accounts for the America Online(R) brand service deemed reasonable by AOL for the exclusive purpose of enabling it and its agents to perform ICP's duties under this Agreement. The accounts shall be of the type determined by AOL to be necessary for ICP to perform its duties hereunder, and shall be subject to such monthly subscription charges as AOL shall determine (not to exceed monthly subscription charges generally available to the public for a similar type of account), provided, however, that in any event ICP shall be responsible for any surcharges, including, without limitation, all premium charges, transaction charges and any applicable communication surcharges incurred by any such account ICP shall be responsible for to actions taken with or through its accounts (which actions are subject to AOL's then-standard Terms of Service) Upon the termination of this Agreement, all accounts, related screen names and any associated usage credits or similar rights shall automatically terminate. AOL shall have no liability for loss of any data or content related to the proper termination of any account.

Keywords. Any Keyword Search Terms to be directed to the ICP Sites shall be (i) subject to availability for use by ICP and (ii) limited to the combination of the Keyword(Trade Mark) search modifier combined with a registered trademark of ICP. AOL reserves the right to revoke at any time ICP's use of any Keyword Search Terms which do not incorporate registered trademarks of ICP. ICP acknowledges that its utilization of a Keyword Search Term will not create in it nor will it represent it has, any right, title or interest in or to such Keyword Search Term, other than the right, title and interest Partner holds in ICP's registered trademark independent of the Keyword Search Term. Without limiting the generality of the foregoing, ICP will not (a) attempt to register or otherwise obtain trademark or copyright protection in the Keyword Search Term, or (b) use the Keyword Search Term except for the purposes expressly required or permitted under this Agreement. This Section shall survive the completion, expiration, termination or cancellation of this Agreement.

Launch Date. In the event that any terms contained herein relate to or depend on the launch date of the ICP Sites or other property contemplated by this Agreement then it is the intention of the Parties to record such Launch Date in a written instrument signed by both Parties promptly following such Launch Date; provided that, in the absence of such a written instrument, the Launch Date shall be as reasonably determined by AOL based on the information available to AOL.

Production Work. In the event that ICP requests AOL's production assistance in connection with (i) the initial development, design and construction of the ICP Sites, (ii) ongoing programming and maintenance related to the ICP Sites, (iii) a redesign of or addition to the ICP Sites (e.g., a change to an existing screen format or construction of a new custom form), (iv) construction and maintenance of an approved advertising. sponsorship or promotional area or online 'store,' (v) production to modify work performed by a third party provider or (vi) any other type of production work ICP shall work with AOL to develop detailed production plans for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL shall notify ICP of (i) AOL's availability to perform the requested production work,
(ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding Implementation of agreed-upon Production Plan, such agreement shall be reflected in a separate work order signed by the Parties. To the extent ICP elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's production Standards & Practices (a copy of which will be supplied by AOL to ICP upon request). The specific production resources which AOL allocates to any production work to be performed on behalf of ICP shah be as determined by AOL in its sale discretion.

Publishing Tools. AOL shall make available to ICP AOL's proprietary publishing tools (each a "Tool") which are made available to AOL's similarly situated content partners in order to develop and implement the Licensed Content during the Term. ICP shall be granted a nonexclusive license to use any such Tool, which license shall be subject to: (i) ICP's compliance with all rules and regulations totaling to use of the Tools, as published from time to time by AOL, (ii) AOL's right to withdraw or modify such license at any time, and (iii) ICP's express recognition that AOL provides all Tools on an "as is" basis, without warranties of any kind.

Training and Support. AOL shall make available to ICP standard AOL training and support programs related to ICP'S management and maintenance of the Licensed Content ICP can select its training and support program from the options then offered by AOL. ICP shall be responsible to pay the fees associated with its chosen training and support package; provided, however, that AOL will provide such training to two (2) of ICP's employees without charging a fee. In addition, ICP will pay travel and lodging costs associated with its participation in any AOL training programs (including AO(:s travel and lodging costs when training is conducted at ICP's offices), including such costs for the two (2) employees that AOL trains without charging a fee.

II. TRADEMARKS

Trademark License. In designing and implementing the Promotional Materials and subject to the other provisions contained herein, ICP shall be entitled to use the following trade names, trademarks and service marks of AOL: the "America Online(R)" brand service, AOL(Trade Mark) service/software and AOL's triangle logo; arid AOL and its Affiliates shall be entitled to use the trade names, trademarks and service marks of ICP associated with the ICP Sites (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Patty without the prior written approval of such other Party and
(R) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

Rights. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees riot to do anything contesting or impairing the trademark rights of the other Party.

Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks shall conform to quality standards communicated in writing by the other Party for use of its trademarks. Each Party agrees to supply the other Party, upon request with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks, Each Party shall comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to use of the other Party's Marks.

Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any marketing, advertising, press releases or other promotional materials related to the ICP Sites and/or referencing the other Party and/or its trade names, trademarks and service marks (the 'Promotional Materials"); provided, however, that, following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party's subsequent factual reference to the existence of a business relationship between AOL and ICP, including, without limitation, the availability of the ICP Sites on the AOL Network, or use of screen shots of the ICP Sites (so long as the AOL Network is clearly identified as the source of such screw shots) for promotional purposes shall not require the approval of the other Party. Once approved, the Promotional Materials may be used by a Party and its affiliates for the purpose of promoting the ICP Sites and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials my be depleted.

Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party, at such other Party's expense, with its reasonable cooperation and assistance with respect to any such infringement proceedings.

III. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; (iv) such Party's Promotional Materials will neither infringe on any copyright U.S. patent or any other third party right nor violate any applicable law or regulation and (v) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement

IV. CONFIDENTIALITY

Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the Term of this Agreement and for a period of three years following expiration or termination of this Agreement to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party. to the extent such disclosure is required by law, rule, regulation or government or court order. In such event the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission air otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

V. RELATIONSHIP WITH AOL MEMBERS

Solicitation of Subscribers. During the Term and for the two-year period following the expiration or termination of this Agreement, neither ICP nor its agents will use the AOL Network to (i) solicit or participate in the solicitation of AOL Members when that solicitation is for the benefit of any entity (including ICP) which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with services available through AOL including, but not limited to, services available through the Internet (e.g., an ICP Interactive Site). ICP may not send any AOL Member unsolicited email communications on or through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement a "Prior Business Relationship" shall mean that the AOL Member has either (i) purchased Products from ICP through the AOL Network or (ii) voluntarily provided information to ICP through a contest, registration, or other communication, which included dear and conspicuous notice to the AOL Member that the information provided by the AOL Member could result in an e-mall being sent to that AOL Member by ICP or its agents. A Prior Business Relationship does not exist solely by virtue of an AOL Member's visit to the ICP Sites (absent the additional elements described above). In any commercial e-mail communications to AOL Members which are otherwise permitted hereunder, ICP will provide the recipient with a prominent and easy means to 'opt-out" of receiving any future commercial e-mail communications from ICP.

Collection of Member Information. ICP is prohibited from collecting AOL Member screen names from public or private areas of the AOL Network, except as specifically provided below. ICP shall ensure that any survey, questionnaire or other means of collecting Member Information including, without limitation, requests directed to specific AOL Member screen names and automated methods of collecting screen names (an "Information Request") complies with (i) all applicable laws and regulations, (ii) AOL's applicable Terms of Service, and
(iii) any privacy policies which have been Issued by AOL in writing during the Term (or, in the case of a Linked ICP Interactive Site, ICP's standard privacy policies, to the extent such policies are prominently published on the site and provide adequate notice and disclosure to users regarding ICP's collection, use and disclosure of any user information) (collectively, the "Applicable Privacy Policies"). Each Information Request shall clearly and conspicuously specify to the AOL Members at Issue the purpose for which Member Information collected through the information request shall be used (the "Specified Purpose").

Use of Member Information. ICP shall restrict use of the Member Information collected through an Information Request to the Specified Purpose. In no event shall ICP (i) provide AOL Member names, screen names, addresses or other identifying information Member Information-) to any third party (except to the extent specifically (a) permitted under the Applicable Privacy Policies or (b) authorized by the AOL Members in question) or (ii) otherwise use any Member Information in contravention of the above section regarding "Solicitation of Members".

E-mail Newsletters. Any e-mail newsletters sent to AOL Members by ICP or its agents shall (i) be subject to AOL's policies an use of the e-mail functionality, including but not limited to AOL's policy on unsolicited bulk e-mail, (ii) be sent only to AOL Members requesting to receive such newsletters, (iii) not contain Content which violates AOL's Terms of Service, and (iv) not contain any advertisements, marketing or promotion for any other interactive Service.

VI. TREATMENT OF CLAIMS

Liability. EXCEPT AS PROVIDED BELOW IN THE INDEMNITY SECTION, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM THE USE OF OR INABILITY TO USE THE AOL NETWORK OR ICP SITES OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO. LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT AS PROVIDED BELOW IN THE "INDEMNITY" SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS PAYABLE HEREUNDER AS OF THE DATE UABIL17Y ACCRUED.

No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK THE ICP SITES OR ANY AOL PUBLISHING TOOLS. INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE ICP SITES.

Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims. demands, liabilities, costs or expenses, Including reasonable attorneys' fees ("Liability"), resulting from the Indemnifying Party's material breach of any duty, representation, or warranty of this Agreement.

If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an 'Action'), the Indemnified Party shall give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice shall (i) provide the basis on which Indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands. and other papers related to the Action and In the possession of the Indemnified Party. The Indemnifying Party shall have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten
(10) day period, the Indemnifying Party shall be obligated to defend the Action, at Its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party shall have the right to participate fully, at its own expense. In the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action. The Indemnified Party shall be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party shall have the right to participate fully, at its own expense, In the defense of such Action. Any compromise or settlement of an Action shall require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

Acknowledgment. AOL AND ICP EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT WERE NEGOTIATED TO REFLECT AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THEM OF ALL RISKS (BOTH KNOWN AND UNKNOWN) ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER. THE LIMITATIONS AND DISCLAIMERS RELATED TO WARRANTIES AND LIABILITY CONTAINED IN THIS AGREEMENT ARE INTENDED TO LIMIT THE CIRCUMSTANCES AND EXTENT OF LIABILITY. THE PROVISIONS OF THIS SECTION VI SHALL BE ENFORCEABLE INDEPENDENT OF AND SEVERABLE FROM ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT.

VII. ARBITRATION

(a) The Parties shall act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, claim controversy or disagreement (each a "Dispute") between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within such timeframe, the Dispute shall be submitted to the Management Committee for resolution. For ten (10) days after the Dispute was submitted to the Management Committee, the Management Committee shall have the exclusive right to resolve such Dispute; provided further that the Management Committee shall have the final and exclusive right to resolve Disputes arising from any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten (10) day period, then the Management Committee will consider in good faith (the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, the Dispute will be subject to the resolution mechanism described below. "Management Committee" shall mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement Neither Party shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable to amicably resolve the dispute as set forth In this paragraph (a) and then, only in compliance with the procedures set forth in this Section.

(b) Except for Disputes relating to issues of (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (g) any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms (which shall be resolved by the Parties solely and exclusively through amicable resolution as set forth In paragraph (a), any Dispute not resolved by amicable resolution as set forth In paragraph (a) shall be governed exclusively and finally by arbitration. Such arbitration shall be conducted by the American Arbitration Association ("AAA") in Washington. D.C. and shall be initiated and conducted in accordance with the Commercial Arbitration Rules ("Commercial Rules") of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes "Complex Procedures"), as such rules shall be in effect on the date of delivery of a demand for arbitration ("Demand" except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree in good faith that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.

(c) The arbitration panel shall consist of three arbitrators. Each Party shall name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the Parties may have prior relationships with the naming Party, which In a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, shag be a neutral participant, with no new working relationship with either Party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programs. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may hot continue with the hearing and determination of the controversy, unless the Parties agree otherwise.

(d) The Federal Arbitration Act 9 U.S.C. Sec. 1-16, and not state law, shall govern the arbitrability of all Disputes. The arbitrators shall allow such discovery as Is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators shall reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The Federal Rules of Evidence shall apply in toto. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings.

(e) The arbitrators shag have the authority to award compensatory damages only. Any award by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law reflect upon in reaching the decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The Parties agree that the existence, conduct and content of any arbitration shag be kept confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party's financial statements.

(f) Each Party shall pay its fees of its own attorneys', expenses of witnesses and all other expenses and costs In connection with the presentation of such Party's case (collectively, "Attorneys' Fees"). The remaining costs of the arbitration, including without limitation, fees of that arbitrators, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") shall be born equally by the parties. Notwithstanding tie foregoing. the arbitrators may modify the allocation of Arbitration Costs and award Attorneys' Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the Parties and an award of Attorneys' Fees to the prevailing Party as determined by the arbitrators.

(g) Any Dispute that is not subject to final resolution by the Management Committee or to arbitration under this Section or law (collectively, "Non-Arbitration Claims") shall be brought in a court of competent jurisdiction in the Commonwealth of Virginia. Each Party Irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, over any and all Non-Arbitration Claims and any and all actions to enforce such claims or to recover damages or other relief in connection with such claims or to enforce a judgment rendered in an arbitration proceeding.

VIII. MISCELLANEOUS

Auditing Rights. Each Party shall maintain complete. dear and accurate records of all expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of this Agreement ("Records"). All such Records shall be maintained for a minimum of five (5) years following termination of this Agreement. For the sole purpose of ensuring compliance with this Agreement, each Party shall have the right at its expense, to direct an independent certified public accounting firm subject to strict confidentiality restrictions to conduct a reasonable and necessary copying and inspection of portions of the Records of the other Party which are directly related to amounts payable to the Party requesting the audit pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice, subject to the following. Such audits shall not be made more frequently than once every twelve months. No such audit of AOL shall occur during the period beginning on June 1 and ending October 1. In lieu of providing access to its Records as described above, a Party shall be entitled to provide the other Party with a report from an independent certified public accounting firm confirming the information to be derived from such Records.

Excuse. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of1he other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

Notice. Any notice, approval, request authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail an the AOL Network (to screen name "AOLNotice@AOL.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mall.
return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-2651206) and the Deputy General Counsel (fax no. 703-285-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of ICP, except as otherwise specified herein, the notice address shall be the address for ICP set forth in the first paragraph of this Agreement with the other relevant notice Information, including the recipient for notice arid, as applicable, such recipient's fax number or AOL e-mail address, to be as reasonably identified by AOL.

No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

Return of Information. Upon the expiration or termination of this Agreement, each Party shall, upon the written request of the other Party, return or destroy (at that option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

Survival. Sections IV, V, V1, and VII of this Exhibit C, all payment provisions and any provisions that by its nature, must survive the completion, expiration, termination or cancellation of this Agreement shall survive the completion. expiration, termination or cancellation of this Agreement.

Amendment. No change. amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

Further Assurances. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

Assignment. ICP shall not assign this Agreement or any right interest or benefit under this Agreement without the prior written consent of AOL. Assumption of this Agreement by any Successor to ICP (including, without limitation, by way of merger or consolidation) shall be subject to AOL's prior written approval. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain In full force and effect.

Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party my possess at law or in equity.

Applicable Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction of the courts o( the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, in connection with any action to enforce the provisions of this Agreement to recover damages or other relief for breach or default under this Agreement, or otherwise arising under or by reason of this Agreement.

Export Controls. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country fisted in such applicable law, regulations and rules unless properly authorized.

Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

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

                                   EXHIBIT D
                                   ---------

                  FORMAT FOR ICP'S PRESENCE ON THE AOL NETWORK

o         Any ICP trademark or logo

o         Any headline or picture from ICP content

o Any teaser, icon, link to the Online Areas, ICP Internet Sites or Welcome Mat

o Any other Content which originates from, describes or promotes ICP or ICP's Content

                                   EXHIBIT E
                                   ---------

        Detailed Schedule and Bona-Fide Value of ICP In-Kind Commitments

                  In-Kind Commitment                    Bona Fide Value

Daily mentions in the "Ask the Family Doctor"           $1,980,000.00
syndicated column in various newspapers;
approximately 2 billion total Impressions for the mentions.

Mentions on the "American Baby" show on the             $33,333.00
Lifetime Network; approximately 36 million total Impressions for the mentions.

Mentions on CNNfn, 30 weekly segments, 3-4             $733,333.00
minutes each segment.





For the purposes hereof, with respect to each promotion specified above, a "mention" shall mean a coherent spoken or graphic reference to the relevant ICP keyword and/or area on AOL, which shall also include at a minimum a reference to "America Online" and/or "AOL." Additionally, the mentions shall be exclusive to AOL (i.e., they shall not mention or refer to any ICP Interactive Site).

                                   EXHIBIT F
                                   ---------

                  CERTIFICATION OF COMPLIANCE WITH COMMITMENTS
                              REGARDING PROMOTIONS

Pursuant to Sections 1.5.2 and 1.5.3 and Section 3 of the Interactive Services Agreement between iVillage, Inc. ("ICP") and America Online, Inc. ("AOL"), dated as of December 31, 1998 (the "Agreement"), the following report is delivered to AOL for the month ending ____________ (the "Month"):

1.                Promotional Commitments

ICP hereby certifies to AOL that ICP completed the following promotional commitments during the Month:


            Type of Promotion          Date(s) of Promotion      Duration/Circulation of   Relevant Contract Section
                                                                        Promotion
----------------------------------------------------------------------------------------------------------------------
1.
----------------------------------------------------------------------------------------------------------------------
2.
----------------------------------------------------------------------------------------------------------------------
3.

IN WITNESS WHEREOF, this Certificate has been executed this ________ day of _________, 199_.


------------------------------------------
By:
   ---------------------------------------

Print Name:
           -------------------------------

Title:
      ------------------------------------

Date:
     -------------------------------------

                                   EXHIBIT G
                                   ---------

                              OPERATING STANDARDS
                              -------------------

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